--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.2)*

                                Niku Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   654113109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 11, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                 Page 1 of 11 pages

CUSIP No. 654113109                                           Page 2 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Vector Capital  II, L.P. ("VC II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        917,374 shares and 47,426 shares  issuable upon exercise
                        of  warrants,  except that Vector  Capital  Partners II,
                        L.L.C.  ("VCP II"), the general partner of VC II, may be
                        deemed  to have sole  power to vote  these  shares,  and
                        Alexander  R.  Slusky  ("Slusky"),   and  Val  E.  Vaden
                        ("Vaden"),  the sole managing  members of VCP II, may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               917,374 shares and 47,426 shares  issuable upon exercise
    WITH                of warrants,  except that VCP II, the general partner of
                        VC II,  may be deemed to have sole  power to  dispose of
                        these shares,  and Slusky,  and Vaden, the sole managing
                        members of VCP II, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      964,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.10%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 654113109                                           Page 3 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Vector Entrepreneur Fund II, L.P. ("VEF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        35,948 shares and 1,859 shares issuable upon exercise of
                        warrants, except that VCP II, the general partner of VEF
                        II,  may be  deemed  to have  sole  power to vote  these
                        shares,  and Slusky and Vaden, the sole managing members
                        of VCP II,  may be deemed to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               35,948 shares and 1,859 shares issuable upon exercise of
    WITH                warrants, except that VCP II, the general partner of VEF
                        II, may be deemed to have sole power to dispose of these
                        shares, and Slusky, and Vaden, the sole managing members
                        of VCP II, may be deemed to have shared power to dispose
                        of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      37,807
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.32%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 654113109                                           Page 4 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Vector Member Fund II, L.P.  ("VMF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        113,390  shares and 5,862 shares  issuable upon exercise
                        of warrants,  except that VCP II, the general partner of
                        VMF II,  may be deemed to have sole  power to vote these
                        shares,  and Slusky and Vaden, the sole managing members
                        of VCP II,  may be deemed to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                113,390  shares and 5,862 shares  issuable upon exercise
                        of warrants,  except that VCP II, the general partner of
                        VMF II,  may be deemed to have sole  power to dispose of
                        these shares,  and Slusky,  and Vaden, the sole managing
                        members of VCP II, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      119,252
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 654113109                                           Page 5 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Vector Capital Partners II, L.L.C.  ("VCP II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,066,712   shares  and  55,147  shares   issuable  upon
                        exercise  of warrants  directly  owned by VC II, VEF II,
                        and VMF II.  Slusky  and  Vaden  are the  sole  managing
                        members of VCP II, the general  partner of VC II, VEF II
                        and VMF II,  and may be deemed to have  shared  power to
                        vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,066,712   shares  and  55,147  shares   issuable  upon
    WITH                exercise  of warrants  directly  owned by VC II, VEF II,
                        and VMF II.  Slusky  and  Vaden  are the  sole  managing
                        members of VCP II, the general  partner of VC II, VEF II
                        and VMF II,  and may be deemed to have  shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,121,859
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.42%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 654113109                                           Page 6 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexander R. Slusky ("Slusky")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,066,712   shares  and  55,147  shares   issuable  upon
  OWNED BY              exercise  of warrants  directly  owned by VC II, VEF II,
    EACH                and VMF II.  Slusky is a managing  member of VCP II, the
  REPORTING             general  partner of VC II, VEF II and VMF II, and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,066,712 shares and 55,147 shares issuable upon exercise of warrants directly owned by VC II, VEF II, and VMF II. Slusky is a managing member of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,121,859
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.42%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 654113109                                           Page 7 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Val E. Vaden ("Vaden")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        6,734 shares issuable upon exercise of an option.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,066,712   shares  and  55,147  shares   issuable  upon
  OWNED BY              exercise  of warrants  directly  owned by VC II, VEF II,
    EACH                and VMF II.  Vaden is a  managing  member of VCP II, the
  REPORTING             general  partner of VC II, VEF II and VMF II, and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        6,734 shares issuable upon exercise of an option.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,066,712 shares and 55,147 shares issuable upon exercise of warrants directly owned by VC II, VEF II, and VMF II. Vaden is a managing member of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,128,593
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.42%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 8 of 11 Pages

Reporting Persons previously reported ownership of the Common Stock of Issuer as of December 31, 2001 on Amendment No. 1 to Schedule 13G (as previously amended, the "Original 13G") pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934 (the "Act"). In connection with the February 11, 2003 and April 11, 2003 purchases by certain of the Reporting Persons of additional shares of Common Stock and warrants of the Issuer, certain of the Reporting Persons in the aggregate acquired more than 2% of the outstanding Common Stock of the Issuer within a twelve-month period and accordingly this Amendment No. 2 to the Original 13G is being filed to reflect such purchases and the fact that this
Schedule 13G and amendments thereto are now being filed pursuant to Rule 13d-1(c) of the Act.

ITEM 1 (a).        NAME OF ISSUER:

                   Niku Corporation


ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   350 Convention Way
                   Redwood City, CA 94063


ITEM 2(a).         NAME OF PERSON FILING:

                   This Statement is filed by Vector Capital II, L.P., a Delaware limited partnership ("VC II"), Vector Entrepreneur Fund II, L.P., a Delaware limited partnership ("VEF II"), Vector Member Fund II, L.P., a Delaware limited partnership ("VMF II"), Vector Capital Partners II, L.L.C., a Delaware limited liability company ("VCP II") and the general partner of VC II, VEF II and VMF II, Alexander R. Slusky ("Slusky") and Val E. Vaden ("Vaden") the managing members of VCP II. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                   VCP II, the general partner of VC II, VEF II and VMF II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by VC II, VEF II and VMF II. Slusky and Vaden are the sole managing members of VCP II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by VC II, VEF II and VMF.

ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                   The address of the principal business office for each of the Reporting Persons is:

                   Vector Capital
                   456 Montgomery St., 19th Floor
                   San Francisco, CA 94104


ITEM 2(c)          CITIZENSHIP:

                   VC II, VEF II and VMF II are Delaware limited partnerships. VCP II is a Delaware limited liability company. Slusky and Vaden are U.S. citizens.

ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   Common Stock

ITEM 2(e).         CUSIP NUMBER:

                                                              Page 9 of 11 Pages
                   654113109

ITEM 3.            Not Applicable

ITEM 4.            OWNERSHIP:

                   The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of April 11, 2003:

                               (a) Amount beneficially owned:

                               See  Row  9 of  cover  page  for  each  Reporting
                               Person.

                               (b) Percent of Class:

                               See  Row 11 of  cover  page  for  each  Reporting
                               Person.

                               (c) Number of shares as to which such person has:

                                           (i) Sole  power to vote or to  direct
                                           the vote:

                                           See  Row 5 of  cover  page  for  each
                                           Reporting Person.


                                           (ii)  Shared  power  to  vote  or  to
                                           direct the vote:

                                           See  Row 6 of  cover  page  for  each
                                           Reporting Person.


                                           (iii)  Sole  power to  dispose  or to
                                           direct the disposition of:

                                           See  Row 7 of  cover  page  for  each
                                           Reporting Person.


                                           (iv)  Shared  power to  dispose or to
                                           direct the disposition of:

                                           See  Row 8 of  cover  page  for  each
                                           Reporting Person.

                                                             Page 10 of 11 Pages


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not applicable.

ITEM 6.            OWNERSHIP  OF MORE THAN  FIVE PERCENT ON  BEHALF  OF  ANOTHER
                   PERSON:

                   Under certain circumstances set forth in the limited partnership agreements of VC II, VEF II and VMF II and the limited liability company agreement of VCP II, the general and limited partners, or managing members of each of such entities, as the case may be, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                   COMPANY:

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   Not applicable

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP:

                   Not applicable

ITEM 10.           CERTIFICATION:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                                             Page 11 of 11 Pages

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 11, 2003


                         Vector Capital II, L.P., a Delaware Limited Partnership


                         By:          /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory


                         Vector Entrepreneur Fund II, L.P.,
                         a Delaware Limited Partnership


                         By:          /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory


                         Vector Member Fund II, L.P.,
                         a Delaware Limited Partnership


                         By:          /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory


                         Vector Capital Partners II, L.L.C.,
                         a Delaware Limited Liability Company


                         By:          /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory


                         Alexander R. Slusky


                         By:          /s/ Alexander R. Slusky
                                      ------------------------------------------
                                      Alexander R. Slusky



                         Val E. Vaden


                         By:          /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden